Exhibit 99.2

NAVIENT REPORTS FIRST-QUARTER 2025 FINANCIAL RESULTS

HERNDON, Va., April 30, 2025 — Navient (Nasdaq: NAVI) today released its first-quarter 2025 financial results.

OVERALL RESULTS	• GAAP net loss of $2 million ($0.02 diluted loss per share). • Core Earnings(1) of $26 million ($0.25 diluted earnings per share).
SIGNIFICANT ITEMS	• GAAP and Core Earnings results included a reduction to pre-tax income of $4 million ($0.03 diluted loss per share) related to regulatory and restructuring expenses.

CEO COMMENTARY – “We delivered strong performance during the first quarter,” said David Yowan, president and CEO, Navient. “Our results demonstrate our capacity to double refi loan origination volume, generate strong revenue and cash flows from our legacy assets, and reduce operating expenses. We invested for growth while also distributing capital to shareholders. The sale of our Government Services business accelerates our ambitious expense reduction timeline.”

FIRST-QUARTER HIGHLIGHTS

FEDERAL EDUCATION LOANS SEGMENT	• Net income of $24 million. • Net interest margin of 0.61%. • FFELP Loan prepayments of $256 million compared to $1.6 billion in first-quarter 2024.

CONSUMER LENDING SEGMENT	• Net income of $46 million. • Net interest margin of 2.76%. • Originated $508 million of Private Education Loans.

BUSINESS PROCESSING SEGMENT

•   Completed the sale of the remaining Business Processing segment businesses, our government services business, in February 2025 for net consideration of $44 million. Navient no longer provides business processing segment services.

CAPITAL & FUNDING

•   GAAP equity-to-asset ratio of 5.1% and adjusted tangible equity ratio(1) of 9.9%.

•   Repurchased $35 million of common shares. $76 million common share repurchase authority remains outstanding.

•   Paid $16 million in common stock dividends.

•   Issued $550 million of asset-backed securities.

OPERATING EXPENSES

•   Operating expenses of $127 million, of which $10 million is in connection with transition services we are providing related to our various strategic initiatives which we expect to be mostly completed by the end of 2025. There is $11 million of revenue recognized in Other revenue related to these services.

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 15 – 23.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS
In this segment, Navient owns and manages a portfolio of FFELP federally guaranteed student loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	1Q25	4Q24	1Q24

Net interest income	$49	$35	$53
Provision for loan losses	8	7	1
Other revenue	10	5	17

Total revenue	51	33	69
Expenses	19	20	17

Pre-tax income	32	13	52

Net income	$24	$10	$40

Segment net interest margin	.61%	.43%	.55%
FFELP Loans:
FFELP Loan spread	.67%	.49%	.66%
Provision for loan losses	$8	$7	$1
Net charge-offs	$6	$7	$10
Net charge-off rate	.10%	.11%	.13%
Greater than 30-days delinquency rate	20.5%	18.6%	13.2%
Greater than 90-days delinquency rate	10.2%	8.7%	6.6%
Forbearance rate	14.4%	14.7%	16.0%
Average FFELP Loans	$30,914	$31,554	$37,158
Ending FFELP Loans, net	$30,244	$30,852	$35,879

DISCUSSION OF RESULTS — 1Q25 vs. 1Q24

•	Net income was $24 million compared to $40 million.

•

Net interest income decreased $4 million primarily due to the impact of decreasing interest rates on the different index resets for the segment’s assets and debt, and the paydown of the loan portfolio, which included a decrease in prepayments from $1.6 billion in the year-ago quarter to $256 million in the current quarter. This decrease was partially offset by an $18 million decrease in premium amortization as a result of the significant decline in prepayments.

•

Provision for loan losses increased $7 million. The $8 million of provision for loan losses in the current period was primarily the result of an increase in delinquency balances. The $1 million of provision for loan losses in the year-ago period was the result of relatively stable credit trends.

○	Net charge-offs were $6 million compared to $10 million.

○	Delinquencies greater than 90 days were $2.5 billion compared to $1.9 billion.

○	Forbearances were $4.2 billion compared to $5.5 billion.

•	Other revenue decreased $7 million primarily as a result of lower late fees and third-party servicing fees.

•

Expenses were $2 million higher primarily as a result of transitioning the servicing of our portfolio to a third party on July 1, 2024. As expected, for consolidated Navient (across the Federal Education Loans, Consumer Lending and Other segments), costs were neutral (net of transition services revenue earned) in the current quarter as a result of this transition of our servicing function to a third party compared to if we had not transitioned the servicing function. Over the remaining life of the portfolio, we expect a significant overall cost savings to be realized.

CONSUMER LENDING

In this segment, Navient owns and manages a portfolio of Private Education Loans. Through our Earnest brand, we also refinance and originate Private Education Loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	1Q25	4Q24	1Q24

Net interest income	$113	$117	$134
Provision for loan losses	22	38	11
Other revenue	3	1	4

Total revenue	94	80	127
Expenses	35	33	32

Pre-tax income	59	47	95

Net income	$46	$37	$73

Segment net interest margin	2.76%	2.77%	2.99%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	2.87%	2.87%	3.10%
Provision for loan losses	$22	$38	$11
Net charge-offs(1)	$71	$71	$99
Net charge-off rate(1)	1.87%	1.83%	2.40%
Greater than 30-days delinquency rate	6.4%	6.1%	5.0%
Greater than 90-days delinquency rate	2.6%	2.7%	2.1%
Forbearance rate	1.8%	2.7%	1.8%
Average Private Education Loans	$16,159	$16,337	$17,385
Ending Private Education Loans, net	$15,690	$15,716	$16,608
Private Education Refinance Loans:
Net charge-offs	$15	$12	$11
Greater than 90-days delinquency rate	.7%	.7%	.5%
Average Private Education Refinance Loans	$8,464	$8,486	$8,796
Ending Private Education Refinance Loans, net	$8,413	$8,341	$8,619
Private Education Refinance Loan originations	$470	$322	$228

(1)

First-quarter 2025 and fourth-quarter 2024 exclude $1 million and $2 million, respectively, of charge-offs on the expected future recoveries of previously fully charged-off loans that occurred as a result of increasing the net charge-off rate on defaulted loans.

DISCUSSION OF RESULTS — 1Q25 vs. 1Q24

•	Originated $508 million of Private Education Loans compared to $259 million.

○	Refinance Loan originations were $470 million compared to $228 million.

○	In-school loan originations were $38 million compared to $31 million.

•	Net income was $46 million compared to $73 million.

•	Net interest income decreased $21 million primarily due to the paydown of the loan portfolio.

•

Provision for loan losses increased $11 million. The provision of $22 million in the current quarter included $7 million in connection with loan originations and $15 million related to a general reserve build (primarily as a result of an increase in delinquency balances). The provision for loan losses of $11 million in the year-ago quarter included $5 million in connection with loan originations and $6 million related to a general reserve build.

○	Excluding the $1 million related to the change in the net charge-off rate on defaulted loans in first-quarter 2025, net charge-offs were $71 million, down $28 million from $99 million.

○	Private Education Loan delinquencies greater than 90 days: $395 million, up $44 million from $351 million.

○	Private Education Loan forbearances: $283 million, down $14 million from $297 million.

•	Expenses increased $3 million primarily as a result of higher marketing spend associated with higher loan origination volume.

BUSINESS PROCESSING

In this segment, Navient performed business processing services for non-education related government and healthcare clients prior to the divestiture of our healthcare services business in third-quarter 2024 and our government services businesses in first-quarter 2025.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	1Q25	4Q24	1Q24
Revenue from government services	$23	$43	$48
Revenue from healthcare services	—	—	29

Total fee revenue	23	43	77
Loss on sale of subsidiary	—	(28)	—

Total revenue	23	15	77
Expenses	20	40	69

Pre-tax income (loss)	3	(25)	8

Net income (loss)	$2	$(20)	$6

EBITDA(1)	$3	$(25)	$9
EBITDA margin(1)	13%	(167)%	11%

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 15 – 23.

DISCUSSION OF RESULTS — 1Q25 vs. 1Q24

•

With the sale of our government services business in February 2025, Navient no longer provides business processing segment services. Navient is providing certain transition services in connection with the sale of our business processing segment businesses which we expect to be mostly completed by the end of 2025.

•	Net income was $2 million compared to $6 million.

•

Fee revenue was $23 million, $54 million lower due to the sale of our government services business in February 2025 and our healthcare services business in third-quarter 2024. The $49 million decrease in expenses was also due to the sale of these businesses.

•	EBITDA was $3 million, down $6 million, primarily as a result of the items discussed above.

•	EBITDA margin was 13%, up from 11%.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2024 (filed with the SEC on February 27, 2025).

Navient will hold a live audio webcast today, April 30, 2025, at 8 a.m. ET, hosted by David Yowan, president and CEO, and Joe Fisher, CFO.

Analysts and investors who wish to ask questions are requested to pre-register at Navient.com/investors at least 15 minutes ahead of start time to receive their personal dial-in access details. Others who wish to join in listen-only mode do not need to pre-register and may simply visit Navient.com/investors to access the webcast.

Supplemental financial information and presentation slides used during the call will be available no later than start time. A replay of the webcast will be available approximately two hours after the event’s conclusion.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospectus and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about our beliefs, opinions, or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goals,” or “target.” Such statements are based on management’s expectations as of the date of this release and involve many risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. For Navient, these factors include, among other things: general economic conditions, including the potential impact of inflation and interest rates on Navient and its clients and customers and on the creditworthiness of third parties; and increased defaults on education loans held by us. The company could also be affected by, among other things, unanticipated repayment trends on education loans including prepayments or deferrals resulting from new interpretations or the timing of the execution and implementation of current laws, rules or regulations or future laws, executive orders or other policy initiatives that operate to encourage or require consolidation, abolish existing or create additional income-based repayment or debt forgiveness programs or establish other policies and programs or extensions of previously announced deadlines which may increase or decrease the prepayment rates on education loans and accelerate or slow down the repayment of the bonds in our securitization trusts; a reduction in our credit ratings; changes to applicable laws, rules, regulations and government policies and expanded regulatory and governmental oversight; changes in the general interest rate environment, including the availability of any relevant money-market index rate or the relationship between the relevant money-market index rate and the rate at which our assets are priced; the interest rate characteristics of our assets do not always match those of our funding arrangements; adverse market conditions or an inability to effectively manage our liquidity risk or access liquidity could negatively impact us; the cost and availability of funding in the capital markets; our ability to earn Floor Income and our ability to enter into hedges relative to that Floor Income are dependent on the future interest rate environment and therefore is variable; our use of derivatives exposes us to credit and market risk; our ability to continually and effectively align our cost structure with our business operations; a failure or breach of our operating systems, infrastructure or information technology systems; failure by any third party providing us material services or products or a breach or violation of law by one of these third parties; our work with government clients exposes us to additional risks inherent in the government contracting environment; acquisitions, strategic initiatives and investments or divestitures that we pursue; shareholder activism; reputational risk and social factors; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2024, and in our other reports filed with the Securities and Exchange Commission. The preparation of our consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) provides technology-enabled education finance solutions that help millions of people achieve success. Learn more at Navient.com.

Contact:

Media:	Cate Fitzgerald, 317-806-8775, catherine.fitzgerald@navient.com

Investors:	Jen Earyes, 703-984-6801, jen.earyes@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED
	March 31, 2025	December 31, 2024	March 31, 2024
GAAP Basis
Net income (loss)	$(2)	$24	$73
Diluted earnings (loss) per common share	$(.02)	$.22	$.64
Weighted average shares used to compute diluted earnings per share	102	107	114
Return on assets	(.02)%	.19%	.51%

Core Earnings Basis(1)
Net income (loss)(1)	$26	$(25)	$54
Diluted earnings (loss) per common share(1)	$.25	$(.24)	$.47
Weighted average shares used to compute diluted earnings per share	103	106	114
Net interest margin, Federal Education Loan segment	.61%	.43%	.55%
Net interest margin, Consumer Lending segment	2.76%	2.77%	2.99%
Return on assets	.22%	(.20)%	.37%

Education Loan Portfolio
Ending FFELP Loans, net	$30,244	$30,852	$35,879
Ending Private Education Loans, net	15,690	15,716	16,608

Ending total education loans, net	$45,934	$46,568	$52,487

Average FFELP Loans	$30,914	$31,554	$37,158
Average Private Education Loans	16,159	16,337	17,385

Average total education loans	$47,073	$47,891	$54,543

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 15 – 23.

RESULTS OF OPERATIONS

We present the results of operations below first in accordance with GAAP. Following our discussion of earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures — Core Earnings” for further discussion).

GAAP INCOME STATEMENTS (UNAUDITED)

				March 31, 2025 vs. December 31, 2024		March 31, 2025 vs. March 31, 2024
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	March 31, 2025	December 31, 2024	March 31, 2024	$	%	$	%
Interest income:
FFELP Loans	$493	$537	$661	$(44)	(8)%	$(168)	(25)%
Private Education Loans	289	300	328	(11)	(4)	(39)	(12)
Cash and investments	20	25	38	(5)	(20)	(18)	(47)

Total interest income	802	862	1,027	(60)	(7)	(225)	(22)
Total interest expense	672	727	875	(55)	(8)	(203)	(23)

Net interest income	130	135	152	(5)	(4)	(22)	(14)
Less: provisions for loan losses	30	45	12	(15)	(33)	18	150

Net interest income after provisions for loan losses	100	90	140	10	11	(40)	(29)
Other income (loss):
Servicing revenue	13	6	17	7	117	(4)	(24)
Asset recovery and business processing revenue	23	43	77	(20)	(47)	(54)	(70)
Other income	15	8	9	7	88	6	67
Loss on sale of subsidiary	—	(28)	—	28	(100)	—	—
Gains (losses) on derivative and hedging activities, net	(25)	59	32	(84)	(142)	(57)	(178)

Total other income	26	88	135	(62)	(70)	(109)	(81)
Expenses:
Operating expenses	127	146	183	(19)	(13)	(56)	(31)
Goodwill and acquired intangible asset impairment and amortization expense	1	1	3	—	—	(2)	(67)
Restructuring/other reorganization expenses	3	5	1	(2)	(40)	2	200

Total expenses	131	152	187	(21)	(14)	(56)	(30)

Income (loss) before income tax expense (benefit)	(5)	26	88	(31)	(119)	(93)	(106)
Income tax expense (benefit)	(3)	2	15	(5)	(250)	(18)	(120)

Net income (loss)	$(2)	$24	$73	$(26)	(108)%	$(75)	(103)%

Basic earnings (loss) per common share	$(.02)	$.23	$.65	$(.25)	(109)%	$(.67)	(103)%

Diluted earnings (loss) per common share	$(.02)	$.22	$.64	$(.24)	(109)%	$(.66)	(103)%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

GAAP BALANCE SHEETS (UNAUDITED)

(In millions, except share and per share data)	March 31, 2025	December 31, 2024	March 31, 2024
Assets
FFELP Loans (net of allowance for losses of $182, $180 and $206, respectively)	$30,244	$30,852	$35,879
Private Education Loans (net of allowance for losses of $397, $441 and $538, respectively)	15,690	15,716	16,608
Investments	125	143	129
Cash and cash equivalents	642	722	823
Restricted cash and cash equivalents	1,413	1,381	2,125
Goodwill and acquired intangible assets, net	437	437	692
Other assets	2,399	2,538	2,773

Total assets	$50,950	$51,789	$59,029

Liabilities
Short-term borrowings	$4,855	$5,134	$4,427
Long-term borrowings	42,872	43,184	50,848
Other liabilities	634	830	988

Total liabilities	48,361	49,148	56,263

Commitments and contingencies

Equity
Series A Junior Participating Preferred Stock, par value $0.20 per share; 2 million shares authorized at December 31, 2021; no shares issued or outstanding	—	—	—
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 467 million, 465 million and 465 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,390	3,380	3,360
Accumulated other comprehensive income, net of tax	2	3	15
Retained earnings	4,677	4,697	4,691

Total Navient Corporation stockholders’ equity before treasury stock	8,073	8,084	8,070
Less: Common stock held in treasury: 365 million, 362 million and 353 million shares, respectively	(5,484)	(5,443)	(5,304)

Total equity	2,589	2,641	2,766

Total liabilities and equity	$50,950	$51,789	$59,029

GAAP COMPARISON OF 2024 RESULTS WITH 2023

Three Months Ended March 31, 2025 Compared with Three Months Ended March 31, 2024

For the three months ended March 31, 2025, net loss was $2 million, or $0.02 diluted loss per common share, compared with net income of $73 million, or $0.64 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $22 million primarily as a result of the paydown of the FFELP and Private Education Loan portfolios, the impact of decreasing interest rates on the different index resets for the FFELP Loan assets and debt, as well as a $6 million increase in mark-to-market losses on fair value hedges recorded in interest expense. This decrease was partially offset by an $18 million decline in premium amortization on the FFELP Loan portfolio due to the significant decrease in prepayments from $1.6 billion in the year-ago period to $256 million in the current period.

•	Provisions for loan losses increased $18 million from $12 million to $30 million:

○	The provision for FFELP Loan losses increased $7 million from $1 million to $8 million.

○	The provision for Private Education Loan losses increased $11 million from $11 million to $22 million.

The FFELP Loan provision for loan losses of $8 million in the current period was primarily the result of an increase in delinquency balances. The provision of $1 million in the year-ago quarter was the result of relatively stable credit trends.

The provision for Private Education Loan losses of $22 million in the current period included $7 million in connection with loan originations and $15 million related to a general reserve build (primarily as a result of an increase in delinquency balances). The provision of $11 million in the year-ago period included $5 million in connection with loan originations and $6 million related to a general reserve build.

•

Asset recovery and business processing revenue decreased $54 million as a result of the sales of our healthcare services business in the third quarter of 2024 ($29 million of the decrease) and our government services business in February 2025 ($25 million of the decrease). With the sale of our government services business, Navient no longer provides business processing segment services.

•

Net gains on derivative and hedging activities decreased $57 million. The primary factor affecting the change was interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Operating expenses decreased $56 million, $49 million of which was due to a decline in business processing segment expenses as a result of the sale of our government services business in February 2025 and our healthcare services business in the third quarter of 2024. In addition, regulatory-related expenses decreased $12 million due to a contingency loss accrual recorded in the year-ago quarter related to the settlement agreement entered into with the CFPB in September 2024. $10 million of the current period’s expense is in connection with providing transition services related to our various strategic initiatives. We expect these services to be mostly completed by the end of 2025. There is $11 million of revenue recognized in Other revenue related to these services.

•

Restructuring and other reorganization expenses increased $2 million primarily due to an increase in severance-related costs in connection with the various strategic initiatives being implemented to simplify the company, reduce our expense base and enhance our flexibility.

•

The effective income tax rates for the current and year-ago periods were 54% and 17%, respectively. The movement in the effective income tax rate was primarily driven by state tax expense in connection with uncertain tax positions as well as changes in the valuation allowance attributed to disallowed interest expense carryovers.

We repurchased 2.6 million and 2.6 million shares of our common stock during the first quarters of 2025 and 2024, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 12 million common shares (or 11%) from the year-ago period.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	March 31, 2025		December 31, 2024		March 31, 2024
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$384		$372		$369
Loans in forbearance(2)	283		422		297
Loans in repayment and percentage of each status:
Loans current	14,440	93.6%	14,419	93.9%	15,661	95.0%
Loans delinquent 31-60 days(3)	373	2.4	319	2.1	303	1.9
Loans delinquent 61-90 days(3)	212	1.4	206	1.3	165	1.0
Loans delinquent greater than 90 days(3)	395	2.6	419	2.7	351	2.1

Total Private Education Loans in repayment	15,420	100%	15,363	100%	16,480	100%

Total Private Education Loans	16,087		16,157		17,146
Private Education Loan allowance for losses	(397)		(441)		(538)

Private Education Loans, net	$15,690		$15,716		$16,608

Percentage of Private Education Loans in repayment		95.9%		95.1%		96.1%

Delinquencies as a percentage of Private Education Loans in repayment		6.4%		6.1%		5.0%

Loans in forbearance as a percentage of loans in repayment and forbearance		1.8%		2.7%		1.8%

Cosigner rate(4)		32%		32%		33%

(1)

Loans for customers who are attending school or are in other permitted educational activities and are not yet required to make payments on their loans, e.g., internship periods, as well as loans for customers who have requested and qualify for other permitted program deferments such as various military eligible deferments.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 66% for all periods presented.

ALLOWANCE FOR LOAN LOSSES

	QUARTER ENDED
	March 31, 2025
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$180	$441	$621
Total provision	8	22	30
Charge-offs:
Gross charge-offs	(6)	(82)	(88)
Expected future recoveries on current period gross charge-offs	—	11	11

Total(1)	(6)	(71)	(77)
Adjustment resulting from the change in charge-off rate(2)	—	(1)	(1)

Net charge-offs	(6)	(72)	(78)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	6	6

Allowance at end of period (GAAP)	182	397	579
Plus: expected future recoveries on previously fully charged-off loans(3)	—	174	174

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$182	$571	$753

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.10%	1.87%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.02%

Net charge-offs as a percentage of average loans in repayment (annualized)	.10%	1.89%
Allowance coverage of charge-offs (annualized)(4)	7.3	2.0	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	3.6%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	3.7%	(Non-GAAP)
Ending total loans	$30,426	$16,087
Average loans in repayment	$25,459	$15,472
Ending loans in repayment	$24,930	$15,420

	QUARTER ENDED
	December 31, 2024
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$180	$471	$651
Total provision	7	38	45
Charge-offs:
Gross charge-offs	(7)	(82)	(89)
Expected future recoveries on current period gross charge-offs	—	11	11

Total(1)	(7)	(71)	(78)
Adjustment resulting from the change in charge-off rate(2)	—	(2)	(2)

Net charge-offs	(7)	(73)	(80)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	5	5

Allowance at end of period (GAAP)	180	441	621
Plus: expected future recoveries on previously fully charged-off loans(3)	—	179	179

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$180	$620	$800

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.11%	1.83%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.04%

Net charge-offs as a percentage of average loans in repayment (annualized)	.11%	1.87%
Allowance coverage of charge-offs (annualized)(4)	6.6	2.1	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	3.8%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	4.1%	(Non-GAAP)
Ending total loans	$31,032	$16,157
Average loans in repayment	$25,681	$15,522
Ending loans in repayment	$25,405	$15,363

	QUARTER ENDED
	March 31, 2024
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$215	$617	$832
Total provision	1	11	12
Charge-offs:
Gross charge-offs	(10)	(110)	(120)
Expected future recoveries on current period gross charge-offs	—	11	11

Total(1)	(10)	(99)	(109)
Adjustment resulting from the change in charge-off rate(2)	—	—	—

Net charge-offs	(10)	(99)	(109)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	9	9

Allowance at end of period (GAAP)	206	538	744
Plus: expected future recoveries on previously fully charged-off loans(3)	—	217	217

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$206	$755	$961

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.13%	2.40%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	—%

Net charge-offs as a percentage of average loans in repayment (annualized)	.13%	2.40%
Allowance coverage of charge-offs (annualized)(4)	5.3	1.8	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	4.4%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	4.6%	(Non-GAAP)
Ending total loans	$36,085	$17,146
Average loans in repayment	$29,736	$16,671
Ending loans in repayment	$28,985	$16,480

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, we charge off the estimated loss of a defaulted loan balance by charging off the entire defaulted loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” For FFELP Loans, the recovery is received at the time of charge-off.

(2)	Related to increasing the net charge-off rate on defaulted Private Education Loans and the resulting reduction in the balance of expected future recoveries on previously fully charged-off loans.

(3)

At the end of each month, for Private Education Loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance by charging off the entire loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately reflected as a reduction to expected future recoveries on previously fully charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on previously fully charged-off loans:

	QUARTERS ENDED
(Dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024
Beginning of period expected future recoveries on previously fully charged-off loans	$179	$185	$226
Expected future recoveries of current period defaults	11	11	11
Recoveries (cash collected)	(11)	(10)	(11)
Charge-offs (as a result of lower recovery expectations)	(6)	(6)	(9)

End of period expected future recoveries on previously fully charged-off loans	$174	$179	$217

Change in balance during period	$(6)	$(5)	$(9)

(4)	For Private Education Loans, the item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $0.5 billion of senior unsecured notes that mature in the short term (i.e., over the next 12 months) and the remaining $4.8 billion of senior unsecured notes that mature in the long term (from 2026 to 2043 with 79% maturing by 2031), through a number of sources. These sources include our cash on hand, unencumbered FFELP Loan and Private Education Refinance Loan portfolios (see “Sources of Primary Liquidity” below), the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan asset-backed commercial paper (ABCP) facilities, issue term ABS, enter into additional Private Education Loan and FFELP Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans (a portion of which is obtained through a forward purchase agreement). We also have purchased and may purchase, in future periods, Private Education Loan portfolios from third parties. Those originations and purchases are part of our ongoing liquidity needs. We repurchased 2.6 million shares of common stock for $35 million in the first quarter of 2025 and have $76 million of unused share repurchase authority as of March 31, 2025.

SOURCES OF LIQUIDITY

Sources of Primary Liquidity

(Dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024
Ending balances:
Unrestricted cash	$642	$722	$823
Unencumbered FFELP Loans	61	232	133
Unencumbered Private Education Refinance Loans	488	242	88

Total	$1,191	$1,196	$1,044

	QUARTERS ENDED
(Dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024
Average balances:
Unrestricted cash	$572	$737	$767
Unencumbered FFELP Loans	173	316	115
Unencumbered Private Education Refinance Loans	403	433	218

Total	$1,148	$1,486	$1,100

Sources of Additional Liquidity

Liquidity may also be available under our secured credit facilities. Maximum borrowing capacity under the FFELP Loan and Private Education Loan ABCP facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered loans. The following tables detail the additional borrowing capacity of these facilities with maturity dates ranging from June 2025 to April 2027.

(Dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024
Ending balances:
FFELP Loan ABCP facilities	$223	$424	$409
Private Education Loan ABCP facilities	1,626	1,490	1,340

Total	$1,849	$1,914	$1,749

	QUARTERS ENDED
(Dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024
Average balances:
FFELP Loan ABCP facilities	$349	$423	$408
Private Education Loan ABCP facilities	1,447	1,799	1,563

Total	$1,796	$2,222	$1,971

At March 31, 2025, we had a total of $2.8 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $1.3 billion of our unencumbered tangible assets of which $1.3 billion and $61 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of March 31, 2025, we had $4.8 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). We enter into repurchase facilities at times to borrow against the encumbered net assets of these financing vehicles. As of March 31, 2025, $0.7 billion of repurchase facility borrowings were outstanding.

The following table reconciles encumbered and unencumbered assets and their net impact on total Tangible Equity.

(Dollars in billions)	March 31, 2025	December 31, 2024	March 31, 2024
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$2.8	$2.8	$3.3
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	2.0	2.0	2.2
Tangible unencumbered assets(1)	2.8	2.9	2.8
Senior unsecured debt	(5.3)	(5.4)	(5.9)
Mark-to-market on unsecured hedged debt(2)	.1	.2	.2
Other liabilities, net	(.2)	(.3)	(.5)

Total Tangible Equity(3)	$2.2	$2.2	$2.1

(1)	Excludes goodwill and acquired intangible assets.

(2)

At March 31, 2025, December 31, 2024 and March 31, 2024, there were $(123) million, $(181) million and $(236) million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).

(2)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. We present the following non-GAAP financial measures: (1) Core Earnings, (2) Tangible Equity (as well as the Adjusted Tangible Equity Ratio), (3) EBITDA for the Business Processing segment, and (4) Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans. Definitions for the non-GAAP financial measures and reconciliations are provided below, except that reconciliations of forward-looking non-GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including, but not limited to, the impact of any mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide certain Core Earnings disclosures in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our Board of Directors, credit rating agencies, lenders and investors to assess performance.

The following tables show our consolidated GAAP results, Core Earnings results (including for each reportable segment) along with the adjustments made to the income/expense items to reconcile the consolidated GAAP results to the Core Earnings results as required by GAAP.

	QUARTER ENDED MARCH 31, 2025
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$782					$493	$289	$—	$—
Cash and investments	20					10	5	—	5

Total interest income	802					503	294	—	5
Total interest expense	672					454	181	—	23

Net interest income (loss)	130	$6	$8	$14	$144	49	113	—	(18)
Less: provisions for loan losses	30				30	8	22	—	—

Net interest income (loss) after provisions for loan losses	100					41	91	—	(18)
Other income (loss):
Servicing revenue	13					10	3	—	—
Asset recovery and business processing revenue	23					—	—	23	—
Other revenue (loss)	(10)					—	—	—	15

Total other income	26	(6)	31	25	51	10	3	23	15
Expenses:
Direct operating expenses	74					19	35	20	—
Unallocated shared services expenses	53					—	—	—	53

Operating expenses	127				127	19	35	20	53
Goodwill and acquired intangible asset impairment and amortization	1	—	(1)	(1)	—	—	—	—	—
Restructuring/other reorganization expenses	3	—	—	—	3	—	—	—	3

Total expenses	131	—	(1)	(1)	130	19	35	20	56

Income (loss) before income tax expense (benefit)	(5)	—	40	40	35	32	59	3	(59)
Income tax expense (benefit)(2)	(3)	—	12	12	9	8	13	1	(13)

Net income (loss)	$(2)	$—	$28	$28	$26	$24	$46	$2	$(46)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED MARCH 31, 2025
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$14	$—	$14
Total other income (loss)	25	—	25
Goodwill and acquired intangible asset impairment and amortization	—	(1)	(1)

Total Core Earnings adjustments to GAAP	$39	$1	40

Income tax expense (benefit)			12

Net income (loss)			$28

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED DECEMBER 31, 2024
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$837					$537	$300	$—	$—
Cash and investments	25					12	5	—	8

Total interest income	862					549	305	—	8
Total interest expense	727					514	188	—	26

Net interest income (loss)	135	$7	$(8)	$(1)	$134	35	117	—	(18)
Less: provisions for loan losses	45				45	7	38	—	—

Net interest income (loss) after provisions for loan losses	90					28	79	—	(18)
Other income (loss):
Servicing revenue	6					5	1	—	—
Asset recovery and business processing revenue	43					—	—	43	—
Other revenue	67					—	—	—	8
Loss on sale of subsidiary	(28)					—	—	(28)	—

Total other income	88	(7)	(52)	(59)	29	5	1	15	8
Expenses:
Direct operating expenses	93					20	33	40	—
Unallocated shared services expenses	53					—	—	—	53

Operating expenses	146				146	20	33	40	53
Goodwill and acquired intangible asset impairment and amortization	1	—	(1)	(1)	—	—	—	—	—
Restructuring/other reorganization expenses	5	—	—	—	5	—	—	—	5

Total expenses	152	—	(1)	(1)	151	20	33	40	58

Income (loss) before income tax expense (benefit)	26	—	(59)	(59)	(33)	13	47	(25)	(68)
Income tax expense (benefit)(2)	2	—	(10)	(10)	(8)	3	10	(5)	(16)

Net income (loss)	$24	$—	$(49)	$(49)	$(25)	$10	$37	$(20)	$(52)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED DECEMBER 31, 2024
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(1)	$—	$(1)
Total other income (loss)	(59)	—	(59)
Goodwill and acquired intangible asset impairment and amortization	—	(1)	(1)

Total Core Earnings adjustments to GAAP	$(60)	$1	(59)

Income tax expense (benefit)			(10)

Net income (loss)			$(49)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED MARCH 31, 2024
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$989					$661	$328	$—	$—
Cash and investments	38					23	7	—	8

Total interest income	1,027					684	335	—	8
Total interest expense	875					631	201	—	32

Net interest income (loss)	152	$10	$1	$11	$163	53	134	—	(24)
Less: provisions for loan losses	12				12	1	11	—	—

Net interest income (loss) after provisions for loan losses	140					52	123	—	(24)
Other income (loss):
Servicing revenue	17					13	4	—	—
Asset recovery and business processing revenue	77					—	—	77	—
Other revenue	41					4	—	—	5

Total other income	135	(10)	(22)	(32)	103	17	4	77	5
Expenses:
Direct operating expenses	118					17	32	69	—
Unallocated shared services expenses	65					—	—	—	65

Operating expenses	183				183	17	32	69	65
Goodwill and acquired intangible asset impairment and amortization	3	—	(3)	(3)	—	—	—	—	—
Restructuring/other reorganization expenses	1	—	—	—	1	—	—	—	1

Total expenses	187	—	(3)	(3)	184	17	32	69	66

Income (loss) before income tax expense (benefit)	88	—	(18)	(18)	70	52	95	8	(85)
Income tax expense (benefit)(2)	15	—	1	1	16	12	22	2	(20)

Net income (loss)	$73	$—	$(19)	$(19)	$54	$40	$73	$6	$(65)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED MARCH 31, 2024
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$11	$—	$11
Total other income (loss)	(32)	—	(32)
Goodwill and acquired intangible asset impairment and amortization	—	(3)	(3)

Total Core Earnings adjustments to GAAP	$(21)	$3	(18)

Income tax expense (benefit)			1

Net income (loss)			$(19)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between GAAP and Core Earnings net income and details each specific adjustment required to reconcile our GAAP earnings to our Core Earnings segment presentation.

	QUARTERS ENDED
(Dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024
GAAP net income (loss)	$(2)	$24	$73
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	39	(60)	(21)
Net impact of goodwill and acquired intangible assets	1	1	3
Net tax effect	(12)	10	(1)

Total Core Earnings adjustments to GAAP	28	(49)	(19)

Core Earnings net income (loss)	$26	$(25)	$54

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED
(Dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024
Core Earnings derivative adjustments:
(Gains) losses on derivative and hedging activities, net, included in other income	$25	$(59)	$(32)
Plus: (Gains) losses on fair value hedging activity included in interest expense	6	(10)	—

Total (gains) losses in GAAP net income	31	(69)	(32)
Plus: Reclassification of settlement income (expense) on derivative and hedging activities, net(1)	6	7	10

Mark-to market (gains) losses on derivative and hedging activities, net(2)	37	(62)	(22)
Other derivative accounting adjustments(3)	2	2	1

Total net impact of derivative accounting	$39	$(60)	$(21)

(1)

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis:

	QUARTERS ENDED
(Dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024
Reclassification of settlements on derivative and hedging activities:
Net settlement income (expense) on interest rate swaps reclassified to net interest income	$6	$7	$10

Total reclassifications of settlement income (expense) on derivative and hedging activities	$6	$7	$10

(2)	“Mark-to-market (gains) losses on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED
(Dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024
Fair Value Hedges	$3	$(6)	$(3)
Foreign currency hedges	3	(4)	3
Other(a)	31	(52)	(22)

Total mark-to-market (gains) losses on derivative and hedging activities, net	$37	$(62)	$(22)

(a)

Primarily derivatives that are used to economically hedge the origination of fixed rate Private Education Loans that don’t qualify for hedge accounting. We believe that these derivatives are effective economic hedges, and as such, are a critical element of our interest rate risk management strategy.

(3)

Other derivative accounting adjustments consist of adjustments related to certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of March 31, 2025, derivative accounting has decreased GAAP equity by approximately $22 million as a result of cumulative net mark-to-market losses (after tax) recognized under GAAP, but not in Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains and losses related to derivative accounting.

	QUARTERS ENDED
(Dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024
Beginning impact of derivative accounting on GAAP equity	$8	$(37)	$(1)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	(30)	45	12

Ending impact of derivative accounting on GAAP equity	$(22)	$8	$11

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED
(Dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024
Total pre-tax net impact of derivative accounting recognized in net income(a)	$(39)	$60	$21
Tax and other impacts of derivative accounting adjustments	10	(15)	(5)
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	(1)	—	(4)

Net impact of net mark-to-market gains (losses) under derivative accounting	$(30)	$45	$12

(a)	See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

We use pay-fixed swaps and fixed rate debt to economically hedge embedded Floor Income in our FFELP loans. Historically, we have used these instruments on a periodic basis and depending upon market conditions and pricing, we may enter into additional hedges in the future. Under GAAP, the pay-fixed swaps are accounted for as cash flow hedges. The table below shows the amount of Hedged Floor Income that will be recognized in Core Earnings in future periods based on these hedge strategies.

(Dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024
Total hedged Floor Income, net of tax(1)(2)	$40	$44	$80

(1)  $52 million, $57 million and $104 million on a pre-tax basis as of March 31, 2025, December 31, 2024 and March 31, 2024, respectively.

(2)  Of the $40 million as of March 31, 2025, approximately $13 million, $14 million, $7 million and $6 million will be recognized as part of Core Earnings net income in the remainder of 2025, 2026, 2027 and 2028, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED
(Dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024
Core Earnings goodwill and acquired intangible asset adjustments	$1	$1	$3

2. Tangible Equity and Adjusted Tangible Equity Ratio

Adjusted Tangible Equity measures the ratio of Navient’s Tangible Equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP Loan portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024
Navient Corporation’s stockholders’ equity	$2,589	$2,641	$2,766
Less: Goodwill and acquired intangible assets	437	437	692

Tangible Equity	2,152	2,204	2,074
Less: Equity held for FFELP Loans	151	154	179

Adjusted Tangible Equity	$2,001	$2,050	$1,895

Divided by:
Total assets	$50,950	$51,789	$59,029
Less:
Goodwill and acquired intangible assets	437	437	692
FFELP Loans	30,244	30,852	35,879

Adjusted tangible assets	$20,269	$20,500	$22,458

Adjusted Tangible Equity Ratio	9.9%	10.0%	8.4%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (EBITDA)

This measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED
(Dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024
Core Earnings pre-tax income (loss)	$3	$(25)	$8
Plus:
Depreciation and amortization expense(1)	—	—	1

EBITDA	$3	$(25)	$9

Divided by:
Total revenue	$23	$15	$77

EBITDA margin	13%	(167)%	11%

(1)	There is no interest expense in this segment.

4. Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans

The allowance for loan losses on the Private Education Loan portfolio used for the three credit metrics below excludes the expected future recoveries on previously fully charged-off loans to better reflect the current expected credit losses remaining in connection with the loans on balance sheet that have not charged off. That is, as of March 31, 2025, the $571 million Private Education Loan allowance for loan losses excluding expected future recoveries on previously fully charged-off loans represents the current expected credit losses that remain in connection with the $16,087 million Private Education Loan portfolio. The $174 million of expected future recoveries on previously fully charged-off loans, which is collected over an average 15-year period, mechanically is a reduction to the overall allowance for loan losses. However, it is not related to the $16,087 million Private Education Loan portfolio on our balance sheet and, as a result, management excludes this impact to the allowance to better evaluate and assess our overall credit loss coverage on the Private Education Loan portfolio. We believe this provides a more meaningful and holistic view of the available credit loss coverage on our non-charged-off Private Education Loan portfolio. We believe this information is useful to our investors, lenders and rating agencies.

Allowance for Loan Losses Metrics – Private Education Loans

	QUARTERS ENDED
(Dollars in millions)	March 31, 2025	December 31, 2024	March 31, 2024
Allowance at end of period (GAAP)	$397	$441	$538
Plus: expected future recoveries on previously fully charged-off loans	174	179	217

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)	$571	$620	$755

Ending total loans	$16,087	$16,157	$17,146
Ending loans in repayment	$15,420	$15,363	$16,480
Net charge-offs	$72	$73	$99

Allowance coverage of charge-offs (annualized):
GAAP	1.4	1.5	1.3
Adjustment(1)	.6	.6	.5

Non-GAAP Financial Measure(1)	2.0	2.1	1.8

Allowance as a percentage of the ending total loan balance:
GAAP	2.5%	2.7%	3.1%
Adjustment(1)	1.1	1.1	1.3

Non-GAAP Financial Measure(1)	3.6%	3.8%	4.4%

Allowance as a percentage of the ending loans in repayment:
GAAP	2.6%	2.9%	3.3%
Adjustment(1)	1.1	1.2	1.3

Non-GAAP Financial Measure(1)	3.7%	4.1%	4.6%

(1)	The allowance used for these credit metrics excludes the expected future recoveries on previously fully charged-off loans. See discussion above.